Bullfrog Gold Corp. Starts Drilling Newsboy Gold Project in Arizona

GRAND JUNCTION, CO--(Marketwire -11/14/11)- Bullfrog Gold Corp. (OTC.BB: BFGC.OB - News) ("Bullfrog" or the "Company") is pleased to announce the commencement of drilling on its Newsboy Gold Project ("Project") located 45 miles NW of Phoenix, Arizona. A 21-hole drill program in the area of the main Newsboy deposit is scheduled for completion by the end of 2011. Six of these holes are to confirm drill data used in a 1992 resource estimate and provide information up to 450 feet in depth. Fifteen holes are to test the quantity and quality of adjacent mineralization projected in a 1992 geological inventory.

Yellow Jacket Drilling Services of Gilbert, Arizona is drilling the first phase of this program. Skyline Labs of Tucson, Arizona will provide analytical services and has already received 29 samples from the first drill hole. In September 2011, the Company engaged Clive Bailey, CPG to complete preparations and permitting requirements, manage site activities and provide sample and assay quality assurances and controls in accordance with United States and Canadian standards. Mr. Bailey examined and evaluated the Project during 2008 and 2009 and is a Qualified Person as defined by Canadian National Instrument 43-101.

Phased programs scheduled during 2012 include drilling an additional 26,000 feet in 75 exploration and development holes. Development drilling will further test the known mineralized areas north, south and down dip of the main deposit. Exploration drilling will also start on eight highly-prospective satellite targets located from 0.5 to 3 miles from the main deposit. Later in 2012 the Company will update and collect new mine, process and environmental information to support the subsequent preparation of a pre-feasibility study and environmental permit applications.

On September 30, 2011, the Company's wholly-owned subsidiary obtained the working right and option to purchase a 100% interest in and to 5,240 acres of state leases and federal mining claims that comprise the Project. During 1987 through 1992, previous owners invested more than $5 million on exploration and development of the Project as follows:

Drilled and cored 31,850 feet in 154 holes that averaged less than 210 feet deep.

Estimated a shallow resource of 5.4 million tons containing 235,000 ounces gold (0.044 opt) and 3.4 million ounces silver (0.64 opt).

Estimated a geological inventory of an additional 14.7 million tons that may contain 603,000 ounces gold and 11.9 million ounces silver.

Completed an independent feasibility study for an open pit mine and conventional cyanidation mill to process 600,000 tons per year.

Submitted environmental permit applications to State and Federal agencies.

Defined eight highly prospective exploration targets that remain to be drilled.

Until 1987, work performed in the Newsboy area was limited to minor underground development and shipping 11,000 tons of gold-silver ores to area smelters. Beginning with the discovery of the Vulture mine in 1863, approximately 1.2 million ounces of gold and 1 million ounces of silver were produced within 25 miles of the Project from several historic mines, including the Vulture, Congress, Octave and Yarnell.

About Bullfrog Gold Corp.

Bullfrog Gold Corp. is a Delaware corporation that started trading on the over-the-counter bulletin board market on October 17, 2011 under the symbol BFGC. In addition to the Newsboy Project, the Company owns 1,650 acres of mineral claims and two patents located 116 miles NW of Las Vegas, Nevada. These lands are adjacent to Barrick Gold's Montgomery-Shoshone mine and within one mile of Barrick's Bullfrog mine. Between 1988 and 2003 these two open pit mines produced approximately 220,000 ounces gold and 2.3 million ounces of gold, respectively. More information on the Company and its projects may be obtained from www.BullfrogGoldCorp.com, or by emailing info@BullfrogGoldCorp.com.

On behalf of the Board, David Beling, PE President, CEO & Director

Cautionary Note Regarding Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, including, without limitation, those with respect to the objectives, plans and strategies of the Company set forth herein and those preceded by or that include the words "believes," "expects," "given," "targets," "intends," "anticipates," "plans," "projects," "forecasts" or similar expressions, are "forward-looking statements." Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company's future results to differ materially from those anticipated. Potential risks and uncertainties include, among others: general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices; risks of junior exploration and pre-production activities; and maintenance of important business relationships. Exploration is highly speculative in nature, involves many risks, requires substantial expenditures and may not result in the discovery of sufficient mineral deposits that can be mined profitably. Once a site with mineralization is discovered, it may take several years from the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish recoverable proven and probable reserves and to construct mining and processing facilities. As a result, there is no assurance that current or future exploration programs will be successful. Furthermore, the Company currently has no reserves on any of its properties. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company's filings with the SEC including the Current Report on Form 8-K/A, filed with the SEC on October 7, 2011. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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